Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2007, relating to the consolidated financial statements of US LEC Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the completion of the merger between the Company and PAETEC Corp. on February 28, 2007, pursuant to the Merger Agreement dated August 11, 2006, as amended), appearing in the Prospectus that forms part of Registration Statement No. 333-148271 of PAETEC Holding Corp.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina February 8, 2008